HOTCHKIS AND WILEY FUNDS
THIRD AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT dated as of the 1st day of January, 2008, to the Distribution Agreement, dated as of February 18, 2005, as amended August 15, 2005 and February 6, 2006 (the "Agreement"), is entered by and among HOTCHKIS AND WILEY FUNDS, a Delaware statutory trust (the "Trust"), HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Advisor”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 10 (b) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Exhibit B of the Agreement is superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HOTCHKIS AND WILEY FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/ Anna Marie Lopez	By: /s/ James R. Schoenike

Printed Name: Anna Marie Lopez	Printed Name: James R. Schoenike

Title: President	Title: President

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC

By: /s/ Anna Marie Lopez

Printed Name: Anna Marie Lopez

Title: Chief Operating Officer

Exhibit B to the Distribution Agreement – Hotchkis and Wiley Funds

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES - Hotchkis and Wiley Funds FEE SCHEDULE Effective January 1, 2008

Regulatory Distribution Annual Services:
• Base Fee: $_________

Advertising Compliance Review/FINRA Filings

Included in Base Fee:
• $__ per job for the first 10 pages (minutes if tape or video); $__ per page (minute if tape or video) thereafter (includes FINRA filing fee)
• Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
   $__ per job for the first 10 pages (minutes if tape or video); $__ per page (minute if tape or video) thereafter.

Not included in Base Fee:
• Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
           $___ for the first 10 pages (minutes if audio or video); $__ per page (minute if audio or video) thereafter.
• FINRA Expedited Filing Service for 3 Day Turnaround
   $____ for the first 10 pages (minutes if audio or video); $__ per page (minute if audio or video) thereafter.  (Comments are faxed.  FINRA may not accept expedited request.)
Licensing of Investment Advisor’s Staff (if desired)
• Registered Representatives: $____ each per year
• Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
• $____ per FINRA designated branch location
• Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees.
Fund Fact Sheets
• Design - $_____ per fact sheet, includes first production
• Production - $___ per fact sheet per production period
• All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.
• Web sites, brochures and other sales support materials – Project priced via Quasar proposal.
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
• typesetting, printing and distribution of Prospectuses and shareholder reports
• production, printing, distribution and placement of advertising and sales literature and materials
• engagement of designers, free-lance writers and public relations firms
• long-distance telephone lines, services and charges
• postage, overnight delivery charges
• FINRA registration and advertising filing fees
• record retention
• travel, lodging and meals
Fees are billed monthly (in arrears)